Exhibit 10.1

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (the “Agreement”) is made and entered into on June 22, 2015 (the “Effective Date”) and confirms the following understandings and agreements among Profire Energy, Inc. (“Profire” or the “Company”) and Andrew W. Limpert (hereinafter referred to as “you” or “your”).

WHEREAS, you were employed as Chief Financial Officer, Secretary and Treasurer by Profire (your “Employment”);

WHEREAS, you and the Company separated from your Employment effective June 15, 2015 (the “Separation Date”);

WHEREAS, you and Profire desire to fully and finally settle all issues, differences, and claims, whether potential or actual, between you and Profire, including, but not limited to, any claims that might arise out of your Employment with Profire or the termination of your Employment with Profire;

WHEREAS, in connection with the separation from your Employment, you and Profire now desire to enter into this Agreement, which sets forth a mutually satisfactory arrangement concerning, among other things, separation from your employment and payment of a severance to which you would otherwise not be entitled.

NOW, THEREFORE, in consideration of the promises set forth herein, you and Profire agree as follows:

1. Employment Status and Effect of Separation.

(a) You acknowledge, and Profire hereby accepts, your resignation of your Employment, and from any position you held or hold at Profire, effective as of the Separation Date. From and after the Separation Date, you agree not to represent yourself as being an employee, officer, director, agent or representative of Profire for any purpose.

(b) The Separation Date shall be the termination date of your Employment for purposes of participation in and coverage under all benefit plans and programs sponsored by or through Profire. In connection with your separation, you will be entitled to receive amounts payable to you under any retirement and fringe benefit plans maintained by Profire and in which you participate in accordance with the terms of each such plan and applicable law.

(c) You acknowledge and agree that all of the payment(s) and other benefits you have received as of the Effective Date are in full discharge and satisfaction of any and all liabilities and obligations of Profire or any of its direct or indirect parent(s), subsidiaries, and/or affiliates (collectively, the “Company Group”) to you, monetarily or with respect to employee benefits or otherwise, including but not limited to any and all obligations arising under any alleged written or oral employment agreement, policy, plan or procedure of Profire or any other member of the Company Group and/or any alleged understanding or arrangement between you and Profire or any other member of the Company Group.

2. Release and Waiver of Claims.

(a) Profire will pay you, as a severance payment, a total sum of One Hundred Thousand Dollars ($100,000) (the “Consideration”), representing your salary as if you had continued to function as Chief Financial Officer for another five (5) months. The Consideration will be paid to you in one lump sum, less applicable deductions and withholdings for state and federal taxes, within two (2) business days after the expiration of the Revocation Period, provided that you do not revoke this Agreement. You acknowledge that the Consideration represents monies to which you would not be entitled but for this Agreement.

(b) For and in consideration of the Consideration, and for other good and valuable consideration set forth herein, you, for and on behalf of yourself and your heirs, administrators, executors and assigns, effective the date hereof, do fully and forever release, remise and discharge Profire and each member of the Company Group, and each of their direct and indirect parents, subsidiaries and affiliates, together with their respective officers, directors, partners, shareholders, employees and agents (collectively, the “Company Parties”), from any and all claims whatsoever up to the Effective Date which you had, may have had, or now have against the Company Parties, for or by reason of any matter, cause or thing whatsoever, including without limitation any claim arising out of or attributable to your Employment or the termination of your Employment with Profire or any member of the Company Group whether for tort, breach of express or implied employment contract, intentional infliction of emotional distress, wrongful termination, failure to hire, re-hire, or contract with as an independent contractor, unjust dismissal, defamation, libel or slander, or under any federal, state or local law dealing with discrimination based on age, race, sex, national origin, handicap, religion, disability or sexual orientation. This release of claims includes, but is not limited to, all claims arising under the Civil Rights Act of 1866, 42 U.S.C. §1981 et seq.; the Civil Rights Act of 1964, 42 U.S.C. §2000 et seq.; the Civil Rights Act of 1991; the Rehabilitation Act of 1973, 29 U.S.C. §701 et seq.; the Americans with Disabilities Act, 42 U.S.C. §1201 et seq.; the Family and Medical Leave Act, 29 U.S.C. §2601 et seq.; the National Labor Relations Act, 29 U.S.C. §151 et seq.; the Fair Labor Standards Act, 29 U.S.C. §201 et seq.; the Vietnam Era Veterans’ Readjustment Assistance Act of 1974; the Employee Retirement Income Security Act of 1974, 29 U.S.C. §1001 et seq., the Occupational Safety and Health Act, 29 U.S.C. §651 et seq.; the Worker Adjustment and Retraining Notification Act, 29 U.S.C. §2101, et seq.; the Fair Credit Reporting Act, 15 U.S.C. §1681 et seq.; the Age Discrimination in Employment Act of 1967, 29 U.S.C. §621 et seq.; the Equal Pay Act; the Utah Fair Employment and Housing Act; the Utah Family Rights Act; and any other federal, state, or local human or civil rights, wage-hour, pension or labor law, rule and/or regulation, each as may be amended from time to time, and all other federal, state and local laws, the common law and any other purported restriction on an employer’s right to terminate the employment of employees. As used in this Agreement, the term “claims” will include all claims, covenants, warranties, promises, undertakings, actions, suits, causes of action, obligations, debts, accounts, attorneys’ fees, judgments, losses and liabilities, of whatsoever kind or nature, in law, equity or otherwise. The parties intend the release contained herein to be a general release of any and all claims to the fullest extent permitted by applicable law.

(c) You acknowledge and agree that as of the Effective Date you have no knowledge of any facts or circumstances that give rise to or could give rise to any claims under any of the laws listed in the preceding paragraph.
(d) Nothing contained in this Section 2 shall be a waiver of any claims that cannot be waived by law.

(e) Without limiting the scope of the release herein, the release also includes, without limitation, any claims or potential claims against any of the Company Group for wages, earned vacation, paid time off, bonuses, expenses, severance pay, and benefits earned through the date of the execution of this Agreement. Such amounts are not consideration for this Agreement.

3. Opportunity for Review; Acceptance. You have until 21 days after the Effective Date (the “Review Period”) to review and consider this Agreement. To accept this Agreement, and the terms and conditions contained herein, prior to the expiration of the Review Period, you must execute and date this Agreement where indicated below and return the executed copy of the Agreement to Profire. In the event of your failure to execute and deliver this Agreement prior to the expiration of the Review Period, this Agreement will be null and void and of no effect, and neither Profire nor any member of the Company Group will have any obligations hereunder. By execution of this Agreement, you expressly waive any and all rights or claims arising under the Age Discrimination in Employment Act of 1967 (“ADEA”) and: (a) You acknowledge that this waiver of rights or claims arising under the ADEA is in writing, and is knowing, voluntary and understood by you; (b) You expressly understand that this waiver specifically refers to rights or claims arising under the ADEA; (c) You expressly understand that by execution of this Agreement, you do not waive any rights or claims under the ADEA that may arise after the date the waiver is executed; (d) You acknowledge that the waiver of rights or claims arising under the ADEA is in exchange for the Consideration, which is above and beyond that to which you are entitled; (e) You acknowledge that Profire is expressly advising you to consult with an attorney of your choosing prior to executing this Agreement; (f) You have been advised by Profire that you are entitled to up to twenty-one (21) days from receipt of this Agreement within which to consider this Agreement, which period is referred to as the Review Period; (g) You acknowledge that you have been advised by Profire that you are entitled to revoke (in the event you execute this Agreement) this waiver of rights or claims arising under the ADEA within seven (7) days after executing this Agreement and that said waiver will not be, and does not become, effective or enforceable until the seven (7) day revocation period has expired (the “Revocation Period”); (h) The parties agree that should you exercise your right to revoke the waiver under subparagraph (g) hereof, this entire Agreement, and its obligations, including, but not limited to the obligation to provide you with Consideration and any other benefits, are null, void and of no effect; (i) You acknowledge and agree that you will communicate your decision to accept or reject this Agreement to Profire as provided herein; and (j) nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief. Should you elect to revoke this Agreement within the Revocation Period, a written notice of revocation shall be delivered to the Company, Attn: Steve Mullins, 321 South 1250 West, Suite 1, Lindon, UT 84042.

4. Other Agreements. Your duties and obligations pursuant to the Sections 6, 7, 8, 11, 16, 18, 19, and 20 of the Employment Agreement signed by you on June 28, 2013 shall survive this Agreement and remain in full force and effect, and the Consideration herein constitutes consideration for your promises and obligations pursuant to these agreements.

5. Confidential Information. You recognize and acknowledge that Profire’s business and continued success depends upon the use and protection of confidential and proprietary business information, including, without limitation, the information and technology developed by or available through licenses to any member of the Company Group to which you had access during your Employment (all such information being “Confidential Information”). The phrase Confidential Information will be interpreted to include all information of any sort (whether merely remembered or embodied in a tangible or intangible form) that is (i) related to any member of the Company Group’s or its subsidiaries’ or affiliates’ (including their predecessors) current or potential business and (ii) not generally or publicly known. Confidential Information includes, without limitation, the information, observations and data obtained by you while employed by any member of the Company Group and its subsidiaries (or any of their predecessors) or while performing Services hereunder concerning the business or affairs of any member of the Company Group or any of its subsidiaries or affiliates, the identities of the current, former or prospective employees, suppliers and customers of any member of the Company Group or its subsidiaries, development, transition and transformation plans, fee schedules, information system materials, methodologies and methods of doing business, strategic, marketing and expansion plans, financial and business plans, financial data, pricing information, employee lists and telephone numbers, locations of sales representatives, new and existing customer or supplier programs and services, customer terms, customer service and integration processes, requirements and costs of providing service, support and equipment. Provided, however, that the phrase does not include information that (a) was lawfully in your possession prior to disclosure of such information by any member of the Company Group; (b) was, or at any time becomes, available in the public domain other than through a violation of this Agreement; (c) is documented by you as having been developed by you outside the scope of your rendering services hereunder and independently; or (d) is furnished to you by a third party not under an obligation of confidentiality to Profire or any other member of the Company Group. You agree that you will not directly or indirectly use or divulge, or permit others to use or divulge, any Confidential Information for any reason, except as authorized in writing by Profire. You will be allowed to disclose such information of the Company or any member of the Company Group to the extent that such disclosure is:

(a) duly approved in writing by the Company or by the member of the Company Group;

(b) necessary for you to enforce your rights under this Agreement in connection with a legal proceeding; or

(c) required by law or by the order of a court or similar judicial or administrative body, provided that you notify the Company of such required disclosure promptly and cooperates with the Company in any lawful action to contest or limit the scope of such required disclosure.

Your obligation under this Agreement is in addition to any obligations you have under state or federal law. You agree that you will not violate in any way the rights that Profire or any other member of the Company Group has with regard to trade secrets or proprietary or Confidential Information. Your obligations under this Section 5 are indefinite in term.

6. Non-Competition Agreement. For a period expiring two (2) years after the Effective Date, you covenant and agree that you will not:

(a)
Directly, indirectly, or otherwise, own, manage, operate, control, serve as a consultant to, be employed by, participate in, or be connected, in any manner, with the ownership, management, operation or control of any business that competes with the Company’s business or that competes with the Company or any of its affiliates or that is engaged in any type of business which, at any time during your employment with the Company, the Company or any of its affiliates planned to develop;

(b)
Hire, offer to hire, entice away or in any other manner persuade or attempt to persuade any customer, officer, employee or agent of the Company or any of its affiliates to alter or discontinue a relationship with the Company or to do any act that is inconsistent with the interests of the Company or any of its affiliates;

(c)
Directly or indirectly solicit, divert, take away or attempt to solicit, divert or take away any customers or potential customers of the Company or any of its affiliates, including without limitation anyone who, during the time of your employment, engaged in discussions with the Company for the purchase of products or services; or

(d)
Directly or indirectly solicit, divert, or in any other manner persuade or attempt to persuade any supplier or vendor of the Company or any of its affiliates to alter or discontinue its relationship with the Company or any of its affiliates.

The geographic limitation to this Section 6 is anywhere within the territory where the Company did business during your employment. Notwithstanding your obligations under this Section 6, you will be entitled to own, as a passive investor, up to five percent (5%) of any publicly traded company without violating this provision.

The Company and you agree that: this provision does not impose an undue hardship on you and is not injurious to the public; that this provision is necessary to protect the business of the Company and its affiliates; the nature of your responsibilities with the Company under this Agreement require you to have access to confidential information which is valuable and confidential to the Company; the scope of this Section 6 is reasonable in terms of length of time and geographic scope; and adequate consideration supports this Section 6, including the Consideration herein.

7. Non-Disparagement. For a period of two (2) years following the Effective Date, (a) you agree to refrain from making any disparaging, negative or uncomplimentary statements or communications, whether public or private, regarding Profire or any other of the Company Group and (b) Profire agrees to refrain from making any disparaging, negative or uncomplimentary statements or communications, whether public or private, regarding you. As used in this paragraph, “disparaging” means anything unflattering and/or negative, whether such communication is true or untrue. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint, including a challenge to the validity of the waiver provision of this Agreement, with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief, or otherwise complying with your obligations to provide truthful testimony or information as required by a court or by statute.

8. Knowing and Voluntary Waiver. You expressly acknowledge and agree that (a) you are able to read the language, and understand the meaning and effect, of this Agreement; (b) are specifically agreeing to the terms of the release contained in this Agreement because Profire has agreed to pay you the Consideration, which Profire has agreed to provide because of your agreement to accept it in full settlement of all possible claims you might have or ever had, and because of your execution, of this Agreement; (c) acknowledge that but for your execution of this Agreement, you would not be entitled to the Consideration; (d) were advised to consult with your attorney regarding the terms and effect of this Agreement; and (e) have signed this Agreement knowingly and voluntarily.

9. No Suit. You represent and warrant that you have not previously filed, and to the maximum extent permitted by law agree that you will not file, a complaint, charge or lawsuit against any of the Company Parties regarding any of the claims released herein. If, notwithstanding this representation and warranty, you have filed or file such a complaint, charge or lawsuit, you agree that you shall cause such complaint, charge or lawsuit to be dismissed with prejudice and shall pay any and all costs required in obtaining dismissal of such complaint, charge or lawsuit, including without limitation reasonable attorneys’ fees of Profire or any of the Company Group against whom you have filed such a complaint, charge or lawsuit. Nothing in this Agreement shall be construed to prohibit you from filing a charge or complaint with the Equal Employment Opportunity Commission or participating in any investigation conducted by the Equal Employment Opportunity Commission, though you have waived any right to monetary relief.

10. Successors and Assigns. The provisions of this Agreement shall be binding on and inure to the benefit of your heirs, executors, administrators, legal personal representatives and assigns and shall be binding upon your heirs, executors, administrators, legal personal representatives and assigns.

11. Severability. If any provision of this Agreement shall be held by any court of competent jurisdiction to be illegal, void or unenforceable, such provision shall be of no force or effect. The illegality or unenforceability of such provision, however, shall have no effect upon and shall not impair the enforceability of any other provision of this Agreement.

12. Return of Property. You shall return, as soon as possible after the Effective Date, and not retain in any form or format, all Profire documents, data, and other property in your possession or control. Profire “documents, data, and other property” includes, without limitation, any computers, fax machines, cell phones, access cards, keys, reports, manuals, records, product samples, inventory, correspondence and/or other documents or materials related to Profire’s business that you have compiled, generated or received while working for Profire including all copies, samples, computer data, disks, or records of such material. After returning these documents, data, and other property you will permanently delete from any electronic media in your possession, custody, or control (such as computers, cell phones, hand-held devices, back-up devices, zip drives, PDAs, etc.), or to which you have access (such as remote e-mail exchange servers, back-up servers, off-site storage, etc.), all documents or electronically stored images of Profire, including writings, drawings, graphs, charts, sound recordings, images, and other data or data compilations stored in any medium from which such information can be obtained. Furthermore, you agree, on or before the Effective Date, to provide Profire with a list of any documents that you created or are otherwise aware to be password protected and the password(s) necessary to access such password protected documents. Profire’s obligations under this Agreement are contingent upon you returning all Profire documents, data, and other property as set forth above.

13. Non-Admission. Nothing contained in this Agreement will be deemed or construed as an admission of wrongdoing or liability on the part of you, Profire or any member of the Company Group.

14. Entire Agreement. This Agreement constitutes the entire understanding and agreement of the parties hereto regarding the subject matter hereof, including without limitation the termination of your Employment. Except as set forth in Section 4, this Agreement supersedes all prior negotiations, discussions, correspondence, communications, understandings and agreements between the parties relating to the subject matter of this Agreement.

15. Amendments; Waiver. This Agreement may not be altered or amended, and no right hereunder may be waived, except by an instrument executed by each of the parties hereto. No waiver of any term, provision, or condition of this Agreement, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such term, provision or condition or as a waiver of any other term, provision or condition of this Agreement.

16. Governing Law; Jurisdiction. EXCEPT WHERE PREEMPTED BY FEDERAL LAW, THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH FEDERAL LAW AND THE LAWS OF THE STATE OF UTAH, APPLICABLE TO AGREEMENTS MADE AND TO BE PERFORMED IN THAT STATE. ANY DISPUTE ARISING OUT OF THIS AGREEMENT, OR THE BREACH THEREOF, SHALL BE BROUGHT IN A COURT OF COMPETENT JURISDICTION IN SALT LAKE COUNTY, THE STATE OF UTAH, THE PARTIES EXPRESSLY CONSENTING TO VENUE IN SALT LAKE COUNTY, THE STATE OF UTAH. EACH PARTY TO THIS AGREEMENT HEREBY WAIVES ANY RIGHT TO TRIAL BY JURY IN CONNECTION WITH ANY SUIT, ACTION OR PROCEEDING UNDER OR IN CONNECTION WITH THIS AGREEMENT. THE PREVAILING PARTY IN ANY LAWSUIT THAT GIVES RISE TO CLAIMS GOVERNED BY THIS AGREEMENT SHALL BE ENTITLED TO AN AWARD OF ATTORNEYS’ FEES FROM THE OTHER PARTY.

17. Injunctive Relief. You acknowledge that it would be difficult to fully compensate Profire for damages resulting from any breach of the provisions of Sections 4, 5, 6, 7, or 12 of this Agreement. Accordingly, in the event of any actual or threatened breach of such provisions, Profire shall (in addition to any other remedies that it may have) be entitled to temporary and/or permanent injunctive relief to enforce such provisions, and such relief may be granted without the necessity of proving actual damages.

18. Confidentiality. The parties intend that this Agreement be confidential. You warrant that you have not disclosed, and agree that you will not in the future disclose, the terms of this Agreement, or the terms of the consideration to be paid hereunder, to any person other than your attorney, spouse, tax advisor, or representatives of the EEOC or a comparable state agency, all of whom shall be bound by the same prohibitions against disclosure as bind you, and you shall be responsible for advising these individuals of this confidentiality provision and obtaining their commitment to maintain such confidentiality. You shall not provide or allow to be provided to any person this Agreement, or any copies thereof, nor shall you now or in the future disclose in any way any information concerning any purported claims, charges, or causes of action against Profire or any of the Company Group to any person, with the sole exception of communications with your spouse, attorney, tax advisor, or representatives of the EEOC or a comparable state agency, unless otherwise ordered to do so by a court or agency of competent jurisdiction.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.

ANDREW W. LIMPERT /S/ Andrew Limpert	PROFIRE ENERGY, INC. By: /s/ Brenton W. Hatch Its: Chief Executive Officer